As filed with the Securities and Exchange Commission on June 19, 2000
                           Registration No. 333-41636


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                                    FORM SB-2
                                   AMENDMENT 2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------
                              COR DEVELOPMENT, LLC
             (Exact name of registrant as specified in its charter)

                          Kansas 65528 EIN - 48-1229527
           (State or other jurisdiction of(Primary Standard Industrial
          (I.R.S. Employer incorporation or organization)Classification
                         Code Number)Identification No.)
                                    13720 Roe
                                Leawood, KS 66224
                                  913.897.0120
                               913.897.0361 (FAX)

  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)
                            -------------------------

                                 Robert M. Adams
                                    13720 Roe
                                Leawood, KS 66224
                                  913.897.0120
                               913.897.0361 (FAX)

    (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)
                            -------------------------
                                 with copies to:

                          Arthur E. Fillmore, II, Esq.
                          Craft Fridkin & Rhyne, L.L.C.
                               1100 One Main Plaza
                                4435 Main Street
                              Kansas City, MO 64111
                                  816.531.1700
                               816.753.3222 (FAX)
                            -------------------------
                    Approximate date of proposed sale to the
          public: As soon as possible after the effective date of this
                             Registration Statement.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number under the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

   COR Development, LLC is offering the common units and the preferred units and is not limiting the exact number of units that must be purchased of either type. The only limitation on the number of either the common units or the preferred units is that there will be no more units sold than provide for aggregate proceeds in the amount of $16,000,000. The differences between the common units and the preferred units are that the preferred units will receive a preferred participation right measured at 6.5% compounded semi-annually and will receive a preference on any liquidation of COR Development. The common units and the preferred units have the same voting rights. The minimum required purchase is one hundred units for a minimum purchase price of $1,000.00.

                        CALCULATION OF REGISTRATION FEE

 Title of each class of      Amount to be           Proposed           Maximum aggregate              Amount of
    securities to be        registered (1)          maximum            offering price (3)        registration fee(4)
       registered                                offering price
                                                  per unit (2)
------------------------- -------------------  ------------------  --------------------------  ------------------------
      Common Units             1,600,000             $10.00               $16,000,000                   $4,224
     Preferred Units           1,600,000             $10.00               collectively
========================= ===================  ==================  ==========================  ========================

(1) Unless subscriptions for 800,000 units offered hereby are received within 60 days of the effective date of this registration statement or later if COR Development so elects, this offering will be terminated and all amounts received from subscribers will be promptly returned in full, together with interest accrued thereon, if any, and without deductions for expenses. (2) The offering price has been set by COR Development. (3) The proceeds do not reflect payment of certain expenses, such as filing, printing, legal, accounting and miscellaneous expenses of approximately $100,000 that COR Development must pay in connection with this offering resulting in net proceeds to COR Development of approximately $7,900,000 when the minimum is sold and $15,900,000 when the maximum is sold. (4) The registration fee is calculated in accordance with Rule 457(c) of the Securities Act of 1933.

                                    Price to Public            Selling Commission             Proceeds to Company
                                                                                                      (1)
-------------------------------  ---------------------- --------------------------------  ---------------------------
    Per Common or Preferred              $10.00                      $ 0.00                         $10.00
             Unit
         Total Minimum                   $10.00                      $ 0.00                       $8,000,000
         Total Maximum                   $10.00                      $ 0.00                      $16,000,000
===============================  ====================== ================================  ===========================

(1) The proceeds do not reflect payment of certain expenses, such as filing, printing, legal, accounting and miscellaneous expenses of approximately $100,000 that COR Development must pay in connection with this offering resulting in net proceeds to COR Development of approximately $7,900,000 when the minimum is sold and $15,900,000 when the maximum is sold.

   Investing in the Common Units and the Preferred Units is speculative and involves a high degree of risk, including the following risks:

   There are  significant  income  tax  risks  associated  with  this  offering,
including   possible  tax  audits,   and  receipt  of  taxable   income  without
corresponding receipt of funds to pay such taxes.

   The proceeds of the offering are insufficient to pay the purchase price of the real estate contemplated to be purchased with the proceeds of this offering.

   There may be transactions between one or two of the managers of COR Development and COR Development which may involve conflicts of interest.

See "RISK FACTORS" beginning on Page 6.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS, SUBJECT TO COMPLETION

                                 1,600,000 Units

                              COR DEVELOPMENT, LLC
                                  Common Units
                                 Preferred Units

   This is an initial public offering of Common Units and Preferred Units of ownership interests of COR Development, LLC. We are offering the Common Units and the Preferred Units directly to the public.

   There has been no market for these units and it is currently contemplated that there will be no public market for the units.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is ___________, 2000.

                                TABLE OF CONTENTS

Suitability Standards..........................................................6

Summary of The Company And Use of Proceeds.....................................6

Prospectus Summary.............................................................7

Compensation And Fees to The Existing
  Member And Managers Cor Development.........................................10

Conflicts of Interest.........................................................10

Fiduciary Responsibility of Managers..........................................10

Risk Factors..................................................................10

Where Can You Get More Information............................................16

Forward-looking Statements....................................................17

Prior Performance of Managers And Affiliates..................................17

Use of Proceeds...............................................................17

Determination of Offering Price...............................................18

Dilution......................................................................18

Selling Shareholders..........................................................18

Plan of Distribution..........................................................18

Summary of Promotional And Sales Materials....................................18

Legal Proceedings.............................................................19

Directors, Executive Officers, Promoters And Control Persons..................19

Security Ownership of Certain Beneficial Owners And Management................21

Description of Securities.....................................................21

Redemption, Repurchase And Right of Presentment Agreements....................22

Interest of Named Experts And Counsel.........................................22

Disclosure of Commission Position on
 Indemnification For Securities Act Liabilities...............................22

Related Transactions..........................................................23

Description of Business And Real Estate Investments...........................23

Management's Discussion And Analysis or Plan of Operation.....................25

Investment Objectives And Policies............................................26

Tax Consequences..............................................................26

Summary of Operating Agreement................................................27

Reports to Members............................................................28

Description of Property.......................................................28

Certain Relationships And Related Transactions................................29

Market For Common Equity And Related Stockholder Matters......................30

Financial Statements..........................................................30

Changes in And Disagreements With Accountants
  on Accounting And Financial Disclosure......................................30

How to Subscribe..............................................................30

Legal Matters.................................................................31

Experts.......................................................................31

   SUITABILITY STANDARDS

   We will not use any specific suitability standards in determining the acceptance of subscriptions agreements. It is important for each investor to understand that this investment involves significant risks and each investor must understand that he or she may lose his or her entire investment. See section entitle "RISK FACTORS."

   SUMMARY OF THE COMPANY AND USE OF PROCEEDS

Summary of the Company

   A. The name, address and phone number of the existing member of COR Development and the persons, who will make investment decisions for COR Development regarding the real estate described in the PROSPECTUS SUMMARY below, are as follows:

         CORnerstone Development, LLC
         13720 Roe
         Leawood, KS 66224
         Telephone:  (913) 897-0120

         Robert M. Adams
         Steven L. Eginoire
         Arthur E. Fillmore, II
         Estel Hipp
         James M. Selle
         Gregory R. Walton

   B. The intended termination date for COR Development is March 21, 2050.

   C. Neither the existing member of COR Development, CORnerstone Development, LLC, nor the managers of COR Development will receive substantial fees or profits in connection with this offering.

   D. Current distributions are an objective investment for investors, however, it appears that the earliest that a investor, holding preferred units, would receive a distribution is during the year ending December 31, 2005. We also contemplate retiring the preferred units during the year ending December 31, 2005.

   E. With the proceeds from this offering, COR Development will purchase 47 acres of real estate at the intersection of 137th and Nall in Leawood, Kansas at a price of $250,000 per acre for a total purchase price of $11,750,000.

   F. The depreciation method to be used by COR Development for the site work costs that are depreciable is double declining balance. We contemplate that fifty percent of the site work costs will be depreciable. These costs would be depreciated over 15 years. The depreciation method to be used by COR Development for the costs of the buildings on the real estate is the straight-line method. We contemplate that the cost of the buildings will be depreciated over 39 years.

   G. The maximum leverage to be used by COR Development for the acquisition of the real estate is $3,850,000 of the purchase price of $11,750,000 if we obtained the minimum amount of proceeds in the offering. We contemplate borrowing funds to improve the real estate and construct buildings on the real estate. The amount of the loan for this improvement and construction is estimated to be approximately $35,000,000.

Use of Proceeds

   The proceeds of this offering are estimated to be used as follows:

         Registration fee - Securities and Exchange Commission     $       4,224
         Acquisition of real estate                                   11,750,000
         Accounting fees and expenses                                     10,000
         Legal fees and expenses (other than blue sky)                    35,000
         Blue sky fees and expenses, including legal fees                 10,000
         Printing; unit certificates                                      10,000
         Transfer agent and registrar fees                                10,000
         Consulting fees                                                  15,000
         Miscellaneous expenses                                           15,776
         Site and Development Work                                     4,140,000
         TOTAL                                                     $  16,000,000

   If we receive less than the maximum amount of the proceeds, the use of the proceeds would change so that the amount of the proceeds used in the acquisition of the real estate would be decreased to $7,900,000 and no proceeds would be used for Site and Development Work as described above. In order to purchase the real estate, we would obtain a loan for the remaining amount of the purchase price of $3,850,000.

   PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary contains the material information that you should consider in conjunction with the above information before investing in the common units or the preferred units. You should read this entire prospectus carefully, including the section entitled "RISK FACTORS".

   COR Development, LLC a Kansas limited liability company ("COR Development"), is offering the common units and the preferred units and is not limiting the exact number of units that must be purchased of either type. The only limitation on the number of either the common units or the preferred units is that there will be no more units sold than provide for aggregate proceeds in the amount of $16,000,000. The differences between the common units and the preferred units are that the preferred units will receive a preferred participation right measured at 6.5% compounded semi-annually and will receive a preference on any liquidation of COR Development. The common units and the preferred units have the same voting rights. Also, unless subscriptions for 800,000 units offered hereby are received within 60 days of the effective date of this prospectus or later if COR Development so elects, this offering will be terminated and all amounts received from subscribers will be promptly returned in full, together with interest accrued thereon, if any, and without deductions for expenses.

   COR Development is a startup company in its developmental stage and has no operating history and nominal assets and liabilities, other than the assignment of a real estate contract to buy the real estate described in the next sentence. With the proceeds from this offering, COR Development will purchase 47 acres of real estate at the intersection of 137th and Nall in Leawood, Kansas at a price of $250,000 per acre for a total purchase price of $11,750,000. COR Development will develop the real estate and will be involved in the following activities:

      - Purchase of the real estate and development and building of commercial office and retail buildings on the real estate using a construction management company;

      - Sale of seven pad sites of undeveloped real estate over the next three years;

      - Donating 15 acres of the purchased real estate to the Church of the Resurrection--United Methodist;

      - Engaging a management company for the leasing of the space in the buildings;

      - Overseeing the operations of the commercial buildings; and

      - Permitting parking in the parking areas for the commercial buildings by persons attending services, programs or activities at the Church of the Resurrection--United Methodist.

We contemplate that most of the purchasers of the units will be members of the Church of the Resurrection--United Methodist (the "Church of the Resurrection"). COR Development will engage a construction management company, which will be responsible for managing the preparation of the pad sites for sale and the development and construction of the commercial buildings. COR Development will also engage a leasing management company, which will be responsible for the leasing and maintenance of the commercial buildings. With respect to the oversight of the construction management company and the leasing management company, these oversight services will be provided by the managers of COR Development, who will donate their service or will provided their services at minimal expense. After the purchase of the real estate is completed, it is contemplated that the managers of COR Development will be members of the Church of the Resurrection.

   The current manager of COR Development is CORnerstone Development, LLC, a Kansas limited liability company ("CORnerstone Development"). The only member or entity with an interest in CORnerstone Development, LLC is the Church of the Resurrection. With one exception, CORnerstone Development, LLC will select the mangers of COR Development, who will be responsible for directing the operations of COR Development. The only exception to the selection of the managers by CORnerstone Development will occur if at least one-half of the preferred return on the preferred units to be paid to the holders of these preferred units has not been paid by the end of December 2007. If this preferred return is not paid by this date, each of the common units and the preferred units will have one vote to select the manager with one exception as described in the succeeding sentence. If the preferred return on the preferred units has not been paid because of the requirements of the financial institution that has provided or is providing financing for COR Development, and if COR Development has at that time retained sufficient cash or created a sufficient sinking fund to pay such preferred returns but for the requirements of said financial institution, the right to select the managers of COR Development will remain with CORnerstone Development.

   The proceeds of this offering will be used to fund the purchase of the real estate in a commercial real estate market in Johnson County, Kansas in which the average annual absorption rate for office space is approximately 600,000 square feet. If proceeds of this offering exceed $11,750,000, any remaining proceeds will be used to pay any further costs in acquiring the real estate and pay costs in the development of the real estate, which is estimated currently to cost approximately $38,000,000 in total. If the proceeds are less than $11,750,000, COR Development contemplates obtaining financing for the remainder of the purchase price.

   It is the intention of COR Development that we will generate revenue through three sources:

      1)  the sale of seven undeveloped pad sites over the next three years; and
      2)  the leasing of space in the commercial buildings; and
      3) the sale of the commercial buildings after a period of operation and at the time that the holders of a majority of the units shall approve the sale, which is currently contemplated to be by the end of 2015.

                                  THIS OFFERING


Common Units and Preferred Units Offered Collectively......up to 1,600,000 Units

Common  Units and  Preferred  Units to be  Outstanding
  after the Offering.......................................up to 1,600,000 Units


Use of Proceeds........... COR  Development   will  use  the  proceeds  for  the
                           acquisition of the real estate and possibly for development costs.

Risk Factors.............. See "RISK FACTORS" and  information  included in this prospectus for a discussion of the factors you should consider before you decide to acquire any of the common units or preferred units.

Distribution Policy....... We  contemplate   that  COR   Development   will  pay
                           distributions to the holders of the preferred units and to the holders of the common units. SEE "DESCRIPTION OF SECURITIES."

Trading Symbol............ There is no trading  symbol or public  market for any of the common units or preferred units.

    COMPENSATION AND FEES TO THE EXISTING MEMBER AND MANAGERS COR DEVELOPMENT

   We do not contemplate that there will be any compensation or fees paid to CORnerstone, the existing member of COR Development, or any of the managers of COR Development. The services to be provided by any managers to COR Development will generally be donated or their expenses in providing such services will be reimbursed.

                              CONFLICTS OF INTEREST

   After the purchase of the real estate, there will be six other managers of COR Development. One of the individuals who will serve as a manager of COR Development is the owner and chief executive officer of a commercial construction company. Another individual who will serve as a manager of COR Development is involved in a company that leases and provides day-to-day management and maintenance of commercial office buildings. See "DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS." Although these individuals' experience will be helpful in managing the operations of COR Development, they may have interests regarding the hiring of their companies by COR Development for the construction of the commercial office buildings or the management and leasing of the commercial office buildings. Their interests may be adverse to COR Development with respect to the hiring of the companies in which they are involved. In the meetings of the managers of COR Development, they may openly discuss the merits of hiring their companies, but ultimately the other managers of COR Development would control any vote regarding the hiring of any company to provide services to COR Development.

                      FIDUCIARY RESPONSIBILITY OF MANAGERS

   A manager of COR Development is accountable to the limited liability company as a fiduciary and consequently must exercise good faith and integrity in handling the affairs of the limited liability company. This is a rapidly developing and changing area of the law and holders of units who have questions concerning the duties of a manager should consult with their counsel.

   A manager of COR Development may not be liable to the limited liability company or its members for errors in judgment or other acts or omissions not amounting to willful misconduct or gross negligence, since provision has been made in the Operating Agreement of COR Development for exculpation of the managers of COR Development. Therefore, purchasers of the common units or the preferred units have a more limited right of action than they would have absent the limitation in the Operating Agreement.

   The Operating Agreement of COR Development provides for indemnification of each of the managers by COR Development for liabilities he incurs in dealings with third parties on behalf of the limited liability company. To the extent that the indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to the public policy and therefore unenforceable

                                  RISK FACTORS

   You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in the common units and/or the preferred units. Additional risks and uncertainties not presently known to us or that COR Development currently deems immaterial may also impair its business, results of operations and financial condition.

   If any of the following risks occur, our business, results of operations and financial condition could be materially adversely affected. In such cases, the ability to realize any distribution in respect of the units from the operation of COR Development or the sale of the pad sites or the commercial buildings could decline and you may lose part or all of your investment.

   This prospectus also contains certain forward-looking statements that involve risks and uncertainties. These statements refer to our future plans, objectives, expectations and intentions. These statements can be identified by the use of words such as "expects," "anticipates," "intends," "plans" and similar expressions. Our actual results could differ materially from those anticipated in such forward-looking statements. Factors that could contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

   COR Development is an early-stage company with no operating history, and COR Development expects to encounter risks frequently faced by early-stage companies in real estate development in growing markets.

   COR Development cannot assure you that it will be successful in addressing such risks. Given the level of planned operating and capital expenditures, COR Development anticipates that it will incur operating losses during the period of the development and construction of the commercial buildings. COR Development cannot assure you that operating losses will not increase in the future or that it will ever achieve or sustain profitability.

If there is insufficient cash flow generated from our operations, there may be no return on either the preferred units or the common units

   A substantial portion of the potential return on the common units and the preferred units will be dependent upon our ability to generate net cash flow. If we are not able to prepare and to sell the undeveloped pad sites and to develop the commercial buildings in accordance with the proposed time table, the additional carrying cost for the construction loan can adversely affect our viability. No assurance can be given that the development will occur as we currently contemplate, however, we will take any necessary actions to work toward meeting such schedules.

Because the development costs for the real estate are uncertain, there may be insufficient cash flow for COR Development to be viable or we may need to incur additional indebtedness

   The costs of grading, storms sewers and water retention, utility extension, roadway construction and other development costs necessary to COR Development's projects are uncertain because specifications have not been drawn or bids secured. If these costs are more than anticipated, it may result in insufficient cash flow that may cause COR Development not to be viable or we may need to incur additional indebtedness to pay for the development costs.

Because the secured and unsecured debt owed by COR Development will be senior to the common units and the preferred units and must be paid without regard to the cash flow of COR Development, investors in the units may not receive any return if COR Development would default on these obligations

   The common units and the preferred units will be subordinate to all existing and future indebtedness of COR Development. The debt service on any such financing would reduce net cash flow available to pay the return on the preferred units. There can be no assurance that COR Development will be able to obtain any needed financing on favorable terms. In addition, COR Development contemplates incurring indebtedness for the payment of the purchase price for the real estate not funded through the proceeds of this offering and for the development of the real estate. In addition, it is anticipated that this indebtedness will be secured by liens or mortgages upon the real estate. Principal and interest payments on the indebtedness of COR Development will generally have to be made regardless of cash generated from COR Development's operations. If COR Development is unable to pay interest or principal on such indebtedness when due, the holders of such debt could proceed against COR Development or specified collateral of COR Development. If COR Development defaults under any of its agreements relating to such indebtedness and if the payment of such debt is accelerated, there can be no assurance that the assets of COR Development would be sufficient to pay any amounts to the holders of the preferred units or the common units.

Because we intend to donate 15 acres of the real estate to the Church of the Resurrection, we may have inadequate revenue to pay the preferred rate of return on the preferred units

   A planned gift of approximately 15 acres to the Church of the Resurrection to be included in the Church of the Resurrection's campus or for road and access purposes represents approximately 32% of the real estate being purchased.
Potential donation of this portion of the assets of COR Development substantially raises the net costs of the remaining property available for development to a higher level than what COR Development believes is a current market value. There can be no assurance that the real estate remaining available to COR Development to develop will appreciate in value sufficiently to support rental income or sales proceeds to pay the preferred return on the preferred units.

Because there may be consideration for the donation of 15 acres to the Church of the Resurrection, there is uncertainty as to whether the holders of the common units will be able to take a tax deduction for this donation

   At this time, we believe that the donation of 2 acres to the Church of the Resurrection prior to December 31, 2000 and the donation of an additional 13 acres to the Church of the Resurrection during the year ending December 31, 2002 will allow the holders of the common units to receive charitable tax deductions for such donations. If the income tax laws would change, it is possible that the holders of the common units would not receive these tax deductions. In addition, given the fact that the contract for the purchase of the real estate is in the name of the Church of the Resurrection and this contract is being assigned to COR Development, it is possible that the Internal Revenue Service (the "IRS") may analyze or otherwise take issue with these deductions. See "Description of Business and Real Estate Investments." See also "Tax Consequences." Because such donations will raise proportionately the overall costs for the remaining acres of the real estate, we may need to receive some consideration from the Church of the Resurrection for the transfer of the 15 acres. If the Church of the Resurrection provides some consideration for this transfer, it is uncertain how the proposed charitable deduction would be treated by the IRS.

Because we have not requested a ruling from the IRS with respect to the treatment of COR Development as a partnership for tax purposes, the IRS could conduct an audit and determine that COR Development should be taxable as a corporation, which determination could have deprive tax benefits to the holders of the units.

   We have not requested a ruling from the IRS with respect to the treatment of COR Development as a partnership for tax purposes. Although the IRS has generally treated limited liability companies as partnerships for tax purposes, the IRS could conduct an audit and determine that for tax purposes COR
Development should be taxable as a corporation. If the IRS made this determination, investors would be deprived of tax benefits associated with the offering. This risk of the IRS classifying COR Development as a corporate association exists even though counsel to COR Development has given an opinion to it that COR Development should be treated as a partnership for income tax purposes because the opinion is not binding on the IRS. Ultimately, the holders of the units would deprived of the tax benefits of the offering only if the IRS determination was upheld in court or otherwise became final.

Because COR Development will be operating on an accrual basis, it is possible that COR Development may generate income for which no cash distribution is made to the holders of the common units and these holders of the common units may have tax liabilities which they must pay without receiving any cash from COR Development to make those payments.

   COR Development will be operating on an accrual basis. It is possible that after years of operation of COR Development, COR Development will generate income for which no associated cash distribution is made to the holders of the common units. The holders of the common units would then owe taxes which they must pay, but they would not have received any cash from COR Development to make those payments and they would have to pay those taxes out of other assets.

Because the sale or other disposition of property of COR Development can generate income for which cash is not paid to the holders of the common units, the holders of the common units may have tax liabilities which they must pay without receiving any cash from COR Development to make those payments.

   Upon a sale or other disposition of property of COR Development (including a foreclosure sale), COR Development may generate income for which it does not pay cash to the holders of the common units. For example, the cash may be used to pay indebtedness that encumbers the property being sold. If the holders of the common units received income, they would owe taxes which they must pay out of other assets if they do not have receive any cash from COR Development after this sale of disposition. If the property was held for more than one year, the holders of the common units could treat the income as capital gain, as opposed to ordinary income. If the property had not been held for one year, the holders of the common units would have to treat the income as ordinary income.

Because there is no market for either the common units or the preferred units, investors may not be able to sell their units and may not be able to receive any return on their investment until the sale of the real estate

   There is no market at present for the common units or the preferred units. While the common units and the preferred units will be freely transferable, COR Development has not listed nor will it list the units on any national exchange or any other securities markets. Because no such listing will occur, it is not anticipated that any public market for the units will develop. Consequently, holders of the units may not be able to liquidate their investment in the event of emergency or for any other reason, and the units may not be readily accepted as collateral for a loan. Any investor should contemplate that they will not be able to receive the return of their investment until the sale of the real estate.

Because the purchase price for the common units and the preferred units was based upon the real estate to be purchased, investors may not be able to sell the units for the amount of the purchase price

   The purchase price for each of the preferred units and the common units has been arbitrarily determined by us based upon the value of the real estate to be acquired, and is not necessarily indicative of its value. No assurance is or can be given that the units, although transferable, could be sold for the purchase price, or for any amount.

Because the holders of common units do not receive a set rate of participation and cannot receive any distributions until the preferred units are retired, the holders of common units have a greater risk of not receiving any distributions than the holders of the preferred units

   The holders of the preferred units are to receive a preferred participation right of 6.5%, compounded semi-annually, while the holders of the common units receive no set participation right. As well, the holders of the common units cannot receive any withdrawals or distributions until the preferred return on the preferred units has been paid and the preferred units have been repurchased or retired. No assurance can be given as to the exact time frame by which any distributions may be made to the holders of the common units, if at all. We believe that the commercial buildings will be sold after a period of operation and at the time that the holders of a majority of the units shall approve the sale, which is currently contemplated to be by the end of 2015. We anticipate, but cannot guarantee, that the holders of the common units will receive the return of their investments out of the proceeds of this sale of the commercial buildings, after the payment of any indebtedness and expenses of COR Development.

Because the managers of COR Development who will oversee its operations will not be compensated or employed on a full time basis, reliance will be placed on the construction management company and the leasing management company and our viability will depend upon these companies being effective in their roles

   As stated above, we will employ a construction management company to manage the development of the real estate and the construction of the commercial buildings and a leasing management company to manage the leasing and maintenance of the commercial buildings. COR Development contemplates that it will engage these management companies upon terms consistent with industry practice and compensate them at the prevailing market rates for such services. The managers of COR Development will oversee the actions and role of both the construction management company and the leasing management company. The managers of COR Development (as opposed to the personnel of the management companies)are expected either to donate their time or to provide such services at a minimal expense. Because these individuals will be donating their time, they may not dedicate as much time as a person providing these services who was employed by COR Development. Accordingly, reliance will be placed upon the construction management company and the leasing management company to develop the real estate and to build and to lease the commercial buildings. If these companies are not effective in their roles, COR Development will be required to seek other companies to fulfill these roles. Such a replacement could delay construction and may impede the operation of COR Development and the leasing of the commercial buildings. Either of these occurrences could adversely affect the financial position of COR Development and may cause it to be unable to remain commercially viable.

Because certain of the individuals who will serve as managers of COR Development conduct businesses in the real estate industry, they may have conflicts of interest in the management decisions of COR Development

   After the purchase of the real estate, there will be six other managers of COR Development. One of the individuals who will serve as a manager of COR Development is the owner and chief executive officer of a commercial construction company. Another individual who will serve as a manager of COR Development is involved in a company that leases and provides day-to-day management and maintenance of commercial office buildings. See "DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS." Although these individuals' experience will be helpful in managing the operations of COR Development, they may have interests regarding the hiring of their companies by COR Development for the construction of the commercial office buildings or the management and leasing of the commercial office buildings. Their interests may be adverse to COR Development with respect to the hiring of the companies in which they are involved. In the meetings of the managers of COR Development, they may openly discuss the merits of hiring their companies, but ultimately the other managers of COR Development would control any vote regarding the hiring of any company to provide services to COR Development.

If COR Development does not receive compensation or a sharing of the costs from adjacent land owners for building improvements that will benefit adjacent land, we may not be able to fully recover those costs

   The real estate will be subject to substantial costs to install roadways, storm sewers, water retention, improvements to existing roads on the north and west boundaries and the addition of new roads on the south and east boundaries. It is uncertain how much of the cost of road improvements and costs related to storm water run off and detention, which facilities will also benefit the adjacent property of the Church of the Resurrection to the south, will be paid by the Church of the Resurrection. If these costs are not shared, recovery of these costs will fall solely to the remaining lands to be developed by COR Development. The burdening of COR Development's development land for such charges which benefit larger areas increases the likelihood that COR Development may be less able to fully recover those costs either in rent to tenants or through individual sales of the developed properties.

Because we contemplate allowing the Church of the Resurrection to use our parking for its activities and will design the parking for that purpose as well, the parking configuration may lessen tenants' interest in leasing our commercial space which may negatively impact funds available to pay expenses and any distributions to the holders of the units

   Among our purposes is to develop the commercial buildings in a manner that provides parking fields that can be utilized by the Church of the Resurrection for its Sunday services and other programs and activities. Configuration of the parking and the commercial buildings in a manner that supports this purpose is at variance from normal commercial and office configurations. It is possible that some office and retail users will be less willing to locate their establishment in the buildings being developed for that reason. If it is more difficult to secure tenants because of this configuration, then there are associated risks to the project that an extended fill up period will be required for leasing the commercial space, that the premises will not be fully rented or that the rents that can be charged will not be optimized. The result of this lesser amount of rent could be that we cannot pay expenses or any distributions to the holders of the common units or the preferred units.

Because of the competition in the leasing market in Johnson County, Kansas, we may not be able to readily lease our commercial space and thus, we may not be able to obtain the cash flow that we currently believe should be available

   Competition is intense in the real estate development business generally and in Johnson County, Kansas in particular. Competition in land development is based primarily on location, land use, designation, availability of capital, timing of development and price. COR Development will encounter substantial competition with respect to its sales of the pad sites and its leasing operations. At this time, it appears that there will be a ready available market for the commercial buildings to be located on the real estate. It is possible that when the space becomes available in the commercial buildings for lease, there may not be a ready market for the space and COR Development may not be able to achieve the cash flow that it is projecting. Absorption rates for pad sites cannot be predicted with any accuracy as the pad sites are commonly only a portion of each new development in a company's project.

Because a financial institution may not allow us to pay the preferred return on the preferred units or to repurchase the preferred units while we are indebted to them and no return can be paid on the common units until the preferred units are retired, we cannot give any assurance as to when any preferred return will be paid to the preferred units and when any distribution will be paid to the common units

   We contemplate the preferred return on the preferred units, which will be measured at 6.5%, will be paid and the preferred units will be retired during the year ending December 31, 2005. We intend to use the proceeds of the permanent financing for the real estate to retire the preferred units. It is uncertain whether any financial institution, providing this financing, will allow COR Development to retire the preferred units when the preferred participation right of the preferred units is measured at 6.5%, while the interest rate to be charged on the permanent financing will be higher. The financial institution may question the reasonableness of COR Development using the proceeds of the loan to retire the preferred units, which will place a greater burden on COR Development's cash flow than would be required if the preferred units remained as part of the equity of COR Development. Accordingly, although COR Development contemplates retiring the preferred units during the year ending December 31, 2005, no assurance can be given that this will occur.

   We contemplate that COR Development will pay the preferred return on the preferred units and the preferred units will be retired during the year ending December 31, 2005 and that COR Development will provide withdrawals to the holders of the common units as funds may be available starting in the year ending December 31, 2006. As mentioned above, the financial institution, providing the permanent financing, may place restrictions on the management's plans to pay such amounts. The financial institution may require COR Development to agree not to pay any preferred return on the preferred units or to provide withdrawals to the holders of the common units until the financial institution is ultimately paid or until COR Development meets certain financial ratios, such as its operations providing net cash flow that is a given multiple of the debt service to be paid to the financial institution. Although we intend to pay the preferred return and provide withdrawals to the holders of the common units, the financial institution may not allow us to make such payments.

   No withdrawals can be provided, or distributions made, to the holders of the common units until the preferred return on the preferred units has been paid and the preferred units have been repurchased or retired. Accordingly, no assurance can be given as to the exact time frame by which any distributions may be made to the holders of the common units, if at all. We believe that the commercial buildings will be sold after a period of operation and at the time that the holders of a majority of the units shall approve the sale, which is currently contemplated to be by the end of 2015. We anticipate, but cannot guarantee, that the holders of the common units will receive the return of their investments out of the proceeds of this sale of the commercial buildings, after the payment of any indebtedness and expenses of COR Development.

Because we have agreed to indemnify managers under our Operating Agreement, holders of the units, who will be members of COR Development, may not wish to file suit against managers if they will receive indemnification and the obligation to indemnify managers for litigation costs, settlement costs and damage awards may take needed cash flow from operations

   Our operating agreement contains provisions that limit the liability of managers of COR Development for monetary damages and provides for indemnification of managers under certain circumstances. These provisions may discourage members from bringing a lawsuit against our managers for breaches of fiduciary duty and may also reduce the likelihood of derivative litigation against the managers even though such action, if successful, might otherwise have benefitted our members. In addition, a member's investment in COR Development may be adversely affected to the extent that costs of settlement and damage awards against our managers are paid by COR Development pursuant to the indemnification provisions of our operating agreement. The payment of these costs or damage awards would could take needed funds from our operations. The impact on a member's investment in terms of the cost of defending a lawsuit may deter a member from bringing suit against one of our managers.

                       WHERE CAN YOU GET MORE INFORMATION

   At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                            COR Development, LLC
                            13720 Roe
                            Leawood, Kansas 66224
                            Telephone: (913) 897-0120
                            Fax: (913) 897-0361

   The fiscal year for COR Development ends on December 31. We intend to furnish our holders of the units with annual reports containing audited financial statements and other appropriate reports. In addition, we intend to become a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the public reference room of the Securities and Exchange Commission in
Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can also request copies of these documents, upon payment of a duplicating fee, by writing the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings with the Securities and Exchange Commission will also be available to the public on the SEC Internet site at http://www.sec.gov.

                           FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements which could differ from actual future results.

   Some of the matters discussed in this prospectus include forward-looking statements. Statements that are predictive in nature that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans." "believes," "estimates," "thinks," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following:

      general economic and business conditions, both nationally and in the regions in which we operate;

      demographic changes;

      existing governmental regulations and changes in, or the failure to comply with, governmental regulations;

      our ability to manage the contemplated construction and to find tenants to occupy the proposed constructed space;

      liability and other claims asserted against us;

      competition in the commercial property lease marketplace;

      our ability to attract and retain qualified personnel;

      changes in generally accepted accounting principles;

      the   availability   and  terms  of  capital  to  fund  the   contemplated
      construction of the buildings; and

      changes in the tax laws that could adversely affect tax benefits currently contemplated to be provided to the holders of the common units.

   Although  we  believe  that  these   statements  are  based  upon  reasonable
assumptions, we can give no assurance that our goals will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this prospectus. We assume no obligation to update or revise them or provide reasons why actual results may differ.


                  PRIOR PERFORMANCE OF MANAGERS AND AFFILIATES

   None of the managers and no affiliate of COR Development have been involved as officers, managers or partners in public offerings of interests in any companies or entities with investment objectives similar to COR Development or any companies or entities that invested in real estate.

                                 USE OF PROCEEDS

   The minimum amount to be raised is $8,000,000 and all proceeds will be received directly by us. We estimate that the net proceeds that we will receive from the sale of the preferred units and the common units will be at least approximately $7,900,000 and may be as much as approximately $15,900,000 after deducting the legal and accounting fees and estimated offering expenses and other related fees that we will pay. The amount of $7,900,000 represents the minimum amount to be raised of $8,000,000, less the legal and accounting fees and estimated offering expenses and other related fees. We currently intend to use the net proceeds from this offering for the acquisition of the real estate. We will acquire the real estate from L & F Land Company, a Kansas general partnership, for a price of $250,000 per acre for a total purchase price of $11,750,000. If proceeds of this offering exceed $11,750,000, any remaining proceeds will be used to pay any further costs in acquiring the real estate and pay costs in the development of the real estate. The costs of development are currently estimated to be approximately $38,000,000 in total. If the proceeds of the offering are less than the purchase price of the real estate, COR Development will borrow funds to pay the remaining amount of this purchase price

                         DETERMINATION OF OFFERING PRICE

   We determined the purchase price for each of the preferred units and the common units based upon the cost of the real estate to be acquired, and this purchase price is not necessarily indicative of its value. This determination is in part arbitrary. Accordingly, no assurance is or can be given that the units, although transferable, could be sold for the purchase price, or for any amount. See "RISK FACTORS."

                                    DILUTION

   There are currently no outstanding units other than the common unit issued to the sole current manager of COR Development, CORnerstone Development, LLC, a Kansas limited liability company ("CORnerstone Development"). This unit was issued to CORnerstone Development so CORnerstone Development could select managers of COR Development to oversee this offering and its continued
operations. The only member or entity with an interest in CORnerstone Development, LLC is the Church of the Resurrection. Given that only one unit was issued to CORnerstone Development, with the investment by purchasers of the common units and the preferred units, there will be no dilution.

                              SELLING SHAREHOLDERS

   As mentioned above, there are no current holders of the units of COR Development, except CORnerstone Development. The unit held by CORnerstone Development will not be involved in this offering.

                              PLAN OF DISTRIBUTION

   We are offering for sale in this offering a total of 1,600,000 units of common units and preferred units collectively at a purchase price of $10.00 per unit to raise proceeds of up to $16,000,000 for COR Development prior to the deduction of any expenses of this offering. The minimum amount to be raised is $8,000,000 and all proceeds will be received directly by us. We intend to sell all of the common units and the preferred units offered by this prospectus directly to the public. We contemplate that the mix of the sale of preferred units and common units will be 60% allocated to preferred units and 40% allocated to common units. The differences between the common units and the preferred units are that the preferred units will receive a preferred participation right measured at 6.5% compounded semi-annually and will receive a preference on any liquidation of COR Development. The common units and the preferred units have the same voting rights.

   The units will be offered to the public through the managers of COR Development. No manager is or will be affiliated with a securities broker or dealer. No commission or other sales compensation will be paid to any organizer in connection with this offering. We have not entered into any marketing or consulting agreement with a registered broker/dealer.

   None of our managers or the managers of CORnerstone Development participating in this offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Our unlicensed managers will assist in sales activities in connection with this offering pursuant to an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act (Rule 3a4-1). Rule 3a4-1 generally provides that an associated person of an issuer of securities shall not be deemed a broker solely by participating in the sale of securities of the issuer if the associate meets certain conditions. Such conditions include, but are not limited to, that the associate participating in the sale of an issuer's securities will not be compensated at the time of participating, that the person will not be associated with a broker or dealer and that such person will observe certain limitations on his participation in the sale of securities. For purposes of this exemption, an associated person of an issuer also means any person who is a director, officer or employee of the issuer or a company that controls, is controlled by, or is under common control with, the issuer.

   This offering will remain open until all of the units are sold unless sooner terminated by us in our sole discretion.

   Following our acceptance, subscriptions are binding on subscribers and may not be revoked by subscribers. We reserve the right to reject, in whole or in part and in our sole discretion, any subscription.

                   SUMMARY OF PROMOTIONAL AND SALES MATERIALS

   COR Development will be using no promotional or sales materials other than this prospectus. The only marketing materials that we anticipate may be used are a pictorial depiction of the real estate to be acquired and a pictorial depiction of the development to be accomplished.

                                LEGAL PROCEEDINGS

   COR Development is involved in no legal proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Managers of COR Development

   The current manager of COR Development is CORnerstone Development. The only member or entity with an interest in CORnerstone Development is the Church of the Resurrection. With one exception, CORnerstone Development will select the managers of COR Development, who will be responsible for directing the operations of COR Development. The only exception to the selection of the managers by CORnerstone Development will occur if at least one-half of the preferred return on the preferred units to be paid to the holders of these preferred units has not been paid by the end of December 2007. If this preferred return is not paid by this date, each of the common units and the preferred units will have one vote to select the manager with one exception as described in the succeeding sentence. If the preferred return on the preferred units has not been paid because of the requirements of the financial institution that has provided or is providing financing for COR Development, and if COR Development has at that time retained sufficient cash or created a sufficient sinking fund to pay such preferred returns but for the requirements of said financial institution, the right to select the managers of COR Development will remain with CORnerstone Development.

   The individuals identified below currently serve as the managers of CORnerstone Development, the manager of COR Development. After the purchase of the real estate, these individuals, who are members of the congregation of the Church of the Resurrection, will serve as additional managers of COR Development. These individuals will oversee the actions of the construction management company in the preparation of the pad sites, the development of the real estate and the construction of the commercial buildings and the actions of the leasing management company. They will be responsible for the operations of COR Development and will vote on the management decisions to be made for COR Development. Each manager will serve for one year or until his successor is chosen by CORnerstone Development as described in the prior paragraph.

   The individuals who will serve as managers and their business experience are as follows:

   Robert M. Adams is a manager of CORnerstone Development and will serve as a manager of COR Development. Mr. Adams is 45 and has been an attorney for more than 20 years. His practice focuses on real estate and corporate matters. Mr. Adams has represented clients in real estate transactions involving the sale, purchase and development of real estate, lease negotiation, environmental matters and the financing of hotel, office, commercial, industrial and residential properties on a regional and national basis. He has also been involved in real estate lease enforcement, property tax protest and board of zoning adjustment proceedings. He is a member of Lathrop & Gage L.C. Mr. Adams has a B.S. from Northwestern University and a J.D. from the University of Missouri-Kansas City.

   Steven L. Eginoire is a manager of CORnerstone Development and will serve as a manager of COR Development. Mr. Eginoire is 47 and has worked in the insurance industry for more than 20 years. Since 1987, Mr. Eginoire has served as the President and Chief Executive officer of Lockton Risk Services, Inc. Lockton Risk Services is a subsidiary of Lockton Companies, Inc., the nation's tenth largest insurance brokerage firm. Lockton Risk Services is an internet-based marketing and insurance services company focusing on associations, franchises and affinity groups. Mr. Eginoire received a B.S. in Insurance from the University of Iowa. He was also past Chairman of the National Risk Retention Association.

   Arthur E. Fillmore, II is a manager of CORnerstone Development and will serve as a manager of COR Development. Mr. Fillmore is 54 and has been an attorney for more than 25 years. Mr. Fillmore's practice focuses on mergers and acquisitions, corporate and commercial transactions, securities laws and international trade. In addition to representing numerous closely held and publicly traded corporations, he represents numerous technology companies in the start-up and growth stages negotiating capital infusions from investment banking and venture capital firms. Internationally, Mr. Fillmore has advised clients on transactions in Canada, Mexico, the United

Kingdom, Western and Central Europe, Hungary and Vietnam. He is a member of Craft Fridkin & Rhyne, L.L.C. Mr. Fillmore has a B.A. in Political Science and a J.D. from the University of Missouri-Columbia.

   Estel Hipp is a manager of CORnerstone Development and will serve as a manager of COR Development. Mr. Hipp is 57 and has been involved in commercial real estate sale and development for over 26 years. Since 1998, he has been associated with MC Real Estate Services, Inc., a wholly owned subsidiary of DST Systems, Inc representing clients in the sale and leasing of commercial office buildings. During the previous 14 years he developed and leased over 2.3 million square feet of office buildings as Director of Office Leasing for Copaken, White & Blitt. Mr. Hipp has a B.A. from Washburn University and an MBA from University of Missouri-Kansas City.

   James M. Selle is a manager of CORnerstone Development and will serve as a manager of COR Development. Mr. Selle is 43 and has been an attorney for more than 17 years. His practice is in the corporate area. He has experience in commercial transactions, such as sales, acquisitions and financings, and in business structurings. Mr. Selle is a shareholder in Stinson, Mag & Fizzell, P.C. He is a member of the Board of Trustees of the Church of the Resurrection. Mr. Selle has a B.S. in Business Administration and a J.D. from the University of Missouri-Columbia.

   Gregory R. Walton is a manager of CORnerstone Development and will serve as a manager of COR Development. Mr. Walton is 53 and has been involved in commercial construction for more than 20 years. In 1985, he founded Walton Construction Co., Inc. Since 1985, he has served as President and Chief Executive Officer of the company. The company currently has annual revenues of approximately
$300,000,000. The company's primary construction projects include medium and low-rise office buildings, office/warehouse space, major shopping centers, commercial and distribution facilities and heavy industrial and manufacturing facilities. Mr. Walton has a B.S. in Civil and Structural Engineering from the University of Missouri-Columbia. He is also a registered engineer in three states.

   As described above, one of the individuals who will serve as a manager of COR Development is involved in a company that leases and provides day-to-day management and maintenance of commercial office buildings. Another individual who will serve as a manager of COR Development is the owner and chief executive officer of a commercial construction company. Although these individuals' experience will be helpful in managing the operations of COR Development, they may have interests regarding the hiring of their companies by COR Development for the construction of the commercial office buildings or the management and leasing of the commercial office buildings. Their interests may be adverse to COR Development with respect to the hiring of the companies in which they are involved. In the meetings of the managers of COR Development, they may openly discuss the merits of hiring their companies, but ultimately the other managers of COR Development would control any vote regarding the hiring of any company to provide services to COR Development.

Significant Employees

   There are no significant employees who are expected to make a significant contribution to COR Development.

Family Relationships

   There are no family relationships among the individuals who will serve managers of COR Development.

Legal Proceedings

   No individual, who will serve as a manager of COR Development, has been involved in legal proceedings that would be material to an evaluation of our management.

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

Compensation

   The individuals, who will serve as managers of COR Development, will donate their services to COR Development or will provide such services at a minimal expense. Although attorneys in Mr. Fillmore's firm are charging fees for representation regarding this offering, Mr. Fillmore is not charging any fees for any services that he is providing to COR Development for this offering.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   At this time, CORnerstone Development holds the only common unit currently issued and outstanding. This unit constitutes all of the outstanding common units. After this offering, we contemplate that this holding will constitute far less than 1% of the outstanding Units of COR Development.

                            DESCRIPTION OF SECURITIES

   The following discussion describes the securities of COR Development:

General

   We propose to offer common units and preferred units. COR Development currently has only one common unit issued and outstanding to CORnerstone Development, the manager of COR Development. Upon the closing of this offering, COR Development could have up to 1,600,001 Units issued and outstanding. The outstanding common unit is fully paid for and nonassessable. The differences between the common units and the preferred units are that the preferred units will receive a preferred participation right measured at 6.5% compounded semi-annually and will receive a preference on any liquidation of COR Development. The common units and the preferred units have the same voting rights.

Voting Rights

   Each common unit and preferred unit will have one vote with respect to the management of any significant disposition by, or other significant action of, COR Development, but the managers of COR Development will be selected by CORnerstone Development. If at least one-half of the preferred return on the preferred units to be paid to the holders of these preferred units has not been paid by the end of December 2007, each of the common units and the preferred units will have one vote to select the manager with one exception as described in the succeeding sentence. If the preferred return on the preferred units has not been paid because of the requirements of the financial institution that has provided or is providing financing for COR Development, and if COR Development has at that time retained sufficient cash or created a sufficient sinking fund to pay such preferred returns but for the requirements of said financial institution, the right to select the managers of COR Development will remain with CORnerstone Development. See "RISK FACTORS."

Distributions

   The preferred units will receive a preferred participation right measured at 6.5%, compounded semi-annually. Common units cannot receive any withdrawals from COR Development until this preferred return is paid and the preferred units are retired or repurchased. We contemplate that COR Development will pay the preferred return on the preferred units and will retire the preferred units during the year ending December 31, 2005 and will provide withdrawals to the holders of the common units as funds may be available starting in the year ending December 31, 2006. See "RISK FACTORS" with respect to possible limitations on the payment of preferred return or withdrawals. We believe that the commercial buildings will be sold after a period of operation and at the time that holders of a majority of the units shall approve the sale, which is currently contemplated to be by the end of 2015. We anticipate, but cannot guarantee, that the holders of the common units will receive the return of their investments out of the proceeds of this sale of the commercial buildings, after the payment of any indebtedness and expenses of COR Development.

Change in Control of Company


   There are no provisions in the articles of organization or the operating agreement of COR Development that will delay, defer or prevent a change of control of COR Development.

Limitation on Transfer of Common Units and Preferred Units

   There are no restrictions on the transfer of the common units or the preferred units. As well, there are no restrictions on the transfer imposed by the Operating Agreement of COR Development, state suitability standards, blue sky laws or tax laws.

           REDEMPTION, REPURCHASE AND RIGHT OF PRESENTMENT AGREEMENTS

   COR Development may repurchase the preferred units at the price of the preferred units and the payment of the amount of any unpaid participation right. COR Development can repurchase the preferred units at any time. COR Development contemplates repurchasing the preferred units during the year ending December 31, 2005.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

   We did not hire any expert or counsel on a contingent basis and no expert or counsel will receive a direct or indirect interest in COR Development or was a promoter or manager of COR Development.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

   Our operating agreement provides that we may indemnify a person made a party to a proceeding, because the person is or was a manager, against liability incurred in the proceeding if:

   (1) The person conducted himself or herself in a good faith; and

   (2) The person reasonably believed:

       (A)In the case of conduct in an official capacity with us, that his or her conduct was in COR Development's best interests; and

       (B)In all other cases, that his or her conduct was at least not opposed to our best interests; and

   (3) In case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

   We may not indemnify a manager:

   (1) In connection with a proceeding by us or in our right in which the manager was adjudged liable to us; or

   (2) In connection with any other proceeding charging that the manager derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the manager was adjudged liable on the basis that he or she derived an improper personal benefit.

   Our operating agreement also provides that we must indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a manager, against reasonable expenses incurred by him or her in connection with the proceeding.

   Under certain circumstances, we may pay for or reimburse the reasonable expenses incurred by a manager who is a party to a proceeding in advance of final disposition of the proceeding.

   A manager who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction.

   We may purchase and maintain insurance on behalf of a person who is or was a manager, employee, fiduciary or agent of COR Development, or who, while a manager, employee, fiduciary or agent of COR Development, is or was serving at the request of COR Development as a director, officer, manager, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, manager, employee, fiduciary or agent, whether or not COR Development would have power to indemnify the person against the same liability under the operating agreement.

                              RELATED TRANSACTIONS

   There have been no transactions between COR Development and any related party other than the sale of one common unit to CORnerstone Development and the assignment by the Church of the Resurrection to COR Development of the Real Estate Contract, dated January 24, 2000, between L & F Land Company, a Kansas general partnership, and the Church of the Resurrection. See "DILUTION" with respect to the issuance of one common unit to CORnerstone Development. The Real Estate Contract was reinstated and amended in accordance with the Reinstatement and Amendment of Real Estate Contract, dated June 12, 2000, between L & F Land Company and the Church of the Resurrection. This Real Estate Contract is for the purchase of the real estate. The Real Estate Contract was assigned to COR Development by written assignment.

               DESCRIPTION OF BUSINESS AND REAL ESTATE INVESTMENTS

   COR Development was formed on March 24, 2000 as a Kansas limited liability company. Its managing member is CORnerstone Development. The sole member of CORnerstone is the Church of the Resurrection. There are currently no employees of COR Development and we contemplate that COR Development will employ very few, if any, individuals.

   COR Development was organized for the purchase and development of 47 acres located at the intersection of 137th and Nall in Leawood, Kansas.

   COR Development proposes to accomplish four purposes with the purchase of the real estate. First, COR Development anticipates that it will develop and sell seven pad sites, two pad sites in the year 2001, three pad sites in the year 2002 and two pad sites in the year 2003. Second, COR Development anticipates that it will develop and build commercial office and retail space using a construction management company and will engage a management company to lease this space. COR Development anticipates that it will have approximately 163,000 square feet of office space and approximately 156,000 square feet of retail space to lease upon completion of the commercial office and retail space contained in four buildings. Third, COR Development contemplates that it will donate approximately 15 acres to Church of the Resurrection for use in the development of its worship and educational facilities. Based upon the current tax laws, the holders of the common units of COR Development may be able to claim a tax deduction for this gift. See "RISK FACTORS - Federal Income Tax Risks." Fourth, COR Development plans on developing the commercial buildings in a manner that provides parking fields that can be utilized by the Church of the Resurrection for its Sunday services and other programs and activities.

   There has been significant expansion of available commercial office space in Johnson County, Kansas over the past ten years. The vacancy rate for commercial office space in Johnson County, Kansas is generally broken down into northern Johnson County and southern Johnson County. The real estate is located in southern Johnson County. In December 1998, the vacancy rate for commercial office space in northern Johnson County was 2.97% and the vacancy rate for commercial office space in southern Johnson County was 5.27%. In December 1999, the vacancy rate for commercial office space in northern Johnson County was 5.02% and the vacancy rate for commercial office space in southern Johnson County was 7.04%. As of December 1999, the overall vacancy rate for commercial office space in all of Johnson County was 6.31%. In addition, the average annual absorption of office space in the Johnson County, Kansas is approximately 600,000 square feet per year.

   As well, we are subject to the risks generally incident to the ownership and development of real property. These include the possibility that cash generated from operations will not be sufficient to meet fixed obligations whether from changes in the level of sales of properties and leases of office and retail space or changes in costs of construction or development; adverse changes in economic conditions in Kansas, such as increased costs of labor, marketing and production, restricted availability of financing, and adverse changes in the market for real estate due to changes in local economic conditions and adverse changes in national economic conditions; the need for unanticipated improvements or unanticipated expenditures in connection with environmental matters; changes in real estate tax rates and other operating expenses; delays in obtaining permits or approvals for construction or development and adverse changes in laws, governmental rules and fiscal policies; acts of God, including earthquakes and tornadoes (which may result in uninsured losses); and other factors which are beyond the control of COR Development. Real estate ownership and development are subject to unexpected increases in costs. There can be no assurance that COR Development's operations will generate sufficient revenue to cover operating expenses and meet required payments on the debt obligations of COR Development.

   We intend, to the extent economically advantageous, to sell seven undeveloped pad sites and to develop commercial lease space. Any sharp rise in interest rates or downturn in the international, national or Kansas economy could affect COR Development's profitability. Such factors have tended to be cyclical in nature. Sales of portions of the real estate may be affected adversely by such factors. Other factors that could affect COR Development's business include the availability of construction materials and labor and changes in the costs thereof (including transportation costs). The success of COR Development may be affected by competition from other projects of a similar nature.

   COR Development's real estate activities may be adversely affected by possible changes in the tax laws, including changes which may have an adverse effect on commercial real estate development.

   COR Development's real property development will be located in Kansas. See "DESCRIPTION OF PROPERTY." As a result, COR Development's cash revenues will be exposed to the risks of investment in Kansas and to the attractiveness of, and the economic conditions prevalent in, the Kansas real estate market. While the Kansas real estate market is subject to national economic cycles, the Kansas real estate values are also affected significantly by domestic investment cycles and economic development in Kansas. Real estate values in Johnson County, Kansas have been affected positively in recent years by the investment of capital and any significant decrease in the level of such investment, whether caused by economic, political or other reasons, could curtail such positive effect on values. There can be no assurance that Kansas real estate values will rise, or that, if such values do rise, COR Development's development will benefit.

   At this time, we do believe that the real estate can be appropriately rezoned. There is the possibility that zoning consistent with the intended development cannot be secured or that changes could be made to the zoning regulations that may adversely affect the development of the real estate.

   High rates of inflation adversely affect real estate development generally because of their impact on interest rates and costs. High interest rates not only increase the cost of borrowed funds to developers, but also have a significant effect on the affordability of permanent mortgage financing for the preparation of the pad sites and the development and construction of the commercial buildings and to prospective purchasers. High rates of inflation may permit COR Development to increase the prices that it charges in connection with the contemplated sales of the pad sites and the commercial buildings, subject to economic conditions in the real estate industry generally and local market factors.

   In addition, COR Development's development projects will be subject to approval and regulation by various federal, state, county and municipal agencies, especially insofar as the nature and extent of improvements, zoning, building, environmental, health and related matters are concerned. Generally, governmental entities have the right to impose limits or controls on growth in their communities through restrictive zoning, density reduction, impact fees and development requirements, which have materially affected, and in the future may materially affect, utilization of real properties and the costs associated with developing properties. There can be no assurance that COR Development will be successful in obtaining necessary plan approvals and developmental permits.

   In connection with seeking approvals from regulatory authorities of its development plans, COR Development may be required in the future to make significant improvements in public facilities (such as roads), to dedicate property for public use, to provide street lights and/or traffic signals and to make other concessions, monetary or otherwise. The ability of COR Development to perform its development activities may be adversely affected in material respects by restrictions that may be imposed by communities because of inadequate public facilities, such as roads and sewer facilities, and by local opposition to continued growth.

   It is possible that in the future increasingly stringent requirements will be imposed on developers in Johnson County, Kansas, where environmental and growth concerns have become prevalent in recent years. Such requirements could result in significant delays in the commencement of projects, discontinuance of certain operations and substantial expenditures that could materially adversely affect COR Development's results of operations and the value of its land.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

   It is contemplated that the primary sources of revenue for COR Development will be:

      1)  the sale of seven undeveloped pad sites over the next three years;
      2)  the leasing of space in the commercial buildings; and
      3) the sale of the commercial buildings after a period of operation and at the time that holders of a majority of the units shall approve the sale, which is currently contemplated to be by the end of 2015.

   During the year ending December 31, 2001, we contemplate selling two pad sites. We intend to sell three additional pad sites in 2002 and two additional pad sites in 2003. We anticipate that the sale price for the pad sites will be $14.50 per square foot. We estimate that the proceeds from these sales will be approximately $4,400,000.

   At this time, we have incurred expenses for legal and accounting fees in the amount of $10,492.35. The Church of the Resurrection has paid those fees, but will receive repayment of such fees from the proceeds of this offering.

   During the coming year, COR Development will purchase the real estate at a cost of $11,750,000. If the proceeds of this offering are not sufficient, COR Development will seek financing to pay the balance of the purchase price and to provide for working capital needs. We anticipate that the financing required to pay the balance of the purchase price, assuming $10,000,000 from the proceeds of this offering, and to provide for the site work for the development of the real estate will be approximately $7,150,000. It is currently estimated that the site work will cost at least approximately $5,400,000. This preliminary cost estimate for site work may increase depending upon whether COR Development must remove significant amounts of rock from the site and what may be required in providing off site road construction to meet local government regulatory requirements.

   Also, during the coming year, we will donate two acres of the real estate to the Church of the Resurrection. During 2002, we anticipate donating an additional 13 acres of the real estate to the Church of the Resurrection. It is estimated that these donations will yield a deductible charitable contribution of approximately $3,208,000 for COR Development and the holders of the common units. See "RISK FACTORS."

   We currently believe that the construction of the commercial office and retail space will begin in 2004 and will be completed by the end of 2005. The cost for the construction of the commercial office and retail space will be approximately $32,500,000. We intend to obtain permanent financing during 2005 in the amount of approximately $34,000,000. The proceeds of this financing and proceeds from the sale of pad sites of approximately $4,100,000 would be used to repay the $7,150,000 financing discussed above, to pay the cost of the construction of the commercial office and retail space, to pay the capitalized interest during construction, to pay any accrued, but unpaid, preferred return on the preferred units and to retire preferred units.

   Based upon approximately 163,000 square feet of office space and approximately 156,000 square feet of retail space in the commercial buildings with a vacancy rate of 5% and a rental rate of $25.00 per square foot for office space and rates ranging from $8.75 to $18.00 per square foot for the retail spaces (based upon retail space size and location), it is anticipated that the leasing of this space will yield approximately $5,000,000 to $6,000,000 of revenues during the first years of the operation of the commercial office and retail space. We also anticipate estimated operating expenses of approximately $1,000,000 to $2,000,000 during this same time period. After the deduction for financing expenses, we estimate that there will be cash flow available to be withdrawn for members first paying the preferred return on preferred units, next retiring the remaining preferred units and then withdrawals to holders of the common units. The actual number of square feet in the commercial buildings may vary depending on final site plans for the real estate, the requirements of tenants and applicable zoning requirements.

   It is our intention to sell the real estate after a period of operation and at the time that the holders of a majority of the units shall approve the sale, which is currently contemplated to be by the end of 2015. Based upon a contemplated capitalization rate of 12% of net operating income (excluding depreciation), it is estimated that the real estate would sell for approximately $55,000,000 an increase in value in excess of the development costs of approximately $10,000,000. The derivation of this purchase price is described in the succeeding paragraph. From the proceeds of the sale, we will repay the existing permanent financing and, after the payment of all expenses of COR Development, distribute the remainder of the proceeds to the holders of the common units.

   The net operating income (excluding depreciation), which was used in the capitalization of net cash flow for determining the purchase price, was derived from an initial rental rate of $25.00 per square foot for office space and rates of $8.75 to $18.00 per square foot for retail space. These rental rates were used in computing net operating income by multiplying the applicable rental rate by 163,000 square feet of office space and 156,000 square feet of retail space, which is the approximate amount of office and retail space that is to be constructed on the real estate. We also assumed a vacancy rate of 5%. After the initial leasing of space in 2005, the rental rate per square foot and the expenses for the operation of the commercial buildings were both increased 3% per year from 2005 to 2015. All of the foregoing calculations are estimates and no assurance can be given that COR Development will achieve this level of operating income and expenses or will be able to sell the real estate for this price in 2015.

                       INVESTMENT OBJECTIVES AND POLICIES

   The property to be purchased by COR Development is the 47-acre tract of real estate at the intersection of 137th and Nall in Leawood, Kansas. The purchase price for the real roperty is $250,000 per acre for a total purchase price of $11,750,000. We do not intend to acquire or to develop any other real estate.


                                TAX CONSEQUENCES

Status of Limited Liability as Partnership for Tax Purposes

   For purposes of the federal tax and state income tax laws, COR Development should be subject to all of the provisions of Subchapter K of Chapter 1 of Subtitle A. of the Internal Revenue Code and will file tax returns as a partnership. For income tax purposes, the holders of the common units would then be treated as partners and would recognize their proportionate allocation of income or loss as COR Development realizes such income or loss. In addition, any charitable deductions obtained by COR Development should inure to the benefit of the holders of the common units. See "RISK FACTORS." In contrast, for income tax purposes, the holders of the preferred units will be treated as partners, but they will only recognize income as they are paid the preferred return on the preferred units and they will not receive any other allocable share of the income or loss realized by COR Development. We have not requested a ruling from the IRS with respect to the treatment of COR Development as a partnership for tax purposes. Although the IRS has generally treated limited liability companies as partnerships for tax purposes, the IRS could conduct an audit and determine that for tax purposes COR Development should be taxable as a corporation. See "RISK FACTORS."
                                       26

   We plan to a make a gift of approximately 15 acres to the Church of the Resurrection to be included in the Church of the Resurrection's campus or for road and access purposes. These 15 acres represent approximately 32% of the real estate being purchased. We believe that the donation of 2 acres to the Church of the Resurrection prior to December 31, 2000 and the donation of an additional 13 acres to the Church of the Resurrection during the year ending December 31, 2002 will allow the holders of the common units to receive charitable tax deductions for such donations. Given the fact that the contract for the purchase of the real estate is in the name of the Church of the Resurrection and this contract is being assigned to COR Development, it is possible, however, that the IRS may analyze or otherwise take issue with these deductions. Because such donations will raise proportionately the overall costs for the remaining acres of the real estate, we may need to receive some consideration from the Church of the Resurrection for the transfer of the 15 acres. If the IRS takes the position that the Church of the Resurrection provided some consideration for this transfer either through the assignment of the contract for the purchase of the real estate to COR Development or some actual money paid by the Church of the Resurrection, the IRS may disallow any proposed charitable deduction.

   We have received a tax opinion that addresses the potential tax benefits to the holders of the common units of the proposed gift. The tax opinion assumes that the Church of the Resurrection received no consideration for the real estate and the opinion is premised upon that assumption. Accordingly, the purchasers of either the common units or the preferred units should consult their own tax advisors as to the applicability of these tax consequences.

Taxation of Members

   Members will be taxed for the income of COR Development. Each member will be required to report on his federal tax return his distributive share of partnership income, gain, loss, deductions or credits, whether or not any actual distribution is made to the member during his taxable year.

Basis for Members

   Each member has a basis in his unit acquired in this offering equal to the purchase price for the unit. Each holder of the common units may deduct his share of losses only to the extent of the adjusted basis of his interest in the limited liability company.

Depreciation and Recapture

   The depreciation method to be used by COR Development for the site work costs that are depreciable is double declining balance. We contemplate that fifty percent of the site work costs will be depreciable. These costs would be depreciated over 15 years. The depreciation method to be used by COR Development for the costs of the buildings on the real estate is the straight-line method. We contemplate that the cost of the building will be depreciated over 39 years. At this time, we do not believe there is a material risk that the IRS will challenge the useful lives chosen by COR Development for these assets. Upon the sale or disposition of property of COR Development, the IRS may require recognition of recapture of depreciation, which would have adverse tax consequences on the holders of the common units.

                         SUMMARY OF OPERATING AGREEMENT

   The Operating Agreement of COR Development governs the management and operations of this limited liability company. With one exception, CORnerstone Development will select the managers of COR Development, who will be responsible for directing the operations of COR Development. The only exception to the selection of the managers by CORnerstone Development will occur if at least one-half of the preferred return on the preferred units to be paid to the holders of these preferred units has not been paid by the end of December 2007. If this preferred return is not paid by this date, each of the common units and the preferred units will have one vote to select the manager with one exception as described in the succeeding sentence. If the preferred return on the preferred units has not been paid because of the requirements of the financial institution that has provided or is providing financing for COR Development, and if COR Development has at that time retained sufficient cash or created a sufficient sinking fund to pay such preferred returns but for the requirements of said financial institution, the right to select the managers of COR Development will remain with CORnerstone Development.

   Pursuant to the Operating Agreement, each common unit and preferred unit will have one vote with respect to the management of any significant disposition by, or other significant action of, COR Development, but the managers of COR Development will be selected by CORnerstone Development as described in the preceding paragraph. Certain major decisions of COR Development will require the approval of a majority of the members. These major decisions are: (1) the amendment, alteration or revision of the Operating Agreement; (2) the adoption or assumption of any contractual or other obligation, the value of which exceeds $5,000,000.00; (3) the determination whether or not to make distributions to the members of COR Development; (4) allowing COR Development to act as a surety, guarantor or accommodation party to any transaction, agreement or obligation;
(5) the assignment, transfer, pledge, release or compromise of any claims or debts due to COR Development in excess of $5,000,000.00; and (6) the determination of the compensation, if any, of any member.

   The provisions of the Operating Agreement govern the procedure for distributions to be made to holders of the common units and the preferred units. The holders of the preferred units are to receive a preferred participation right measured at 6.5% compounded semi-annually and will receive a preference on any liquidation of COR Development. The holders of the common units cannot receive any withdrawals or distributions from COR Development until the preferred return on the preferred units has been paid and the preferred units have been repurchased or retired.

                               REPORTS TO MEMBERS

   We will provide the reports and other documents to members of the Company described in this paragraph. The financial information to be contained in the reports will be prepared on an accrual basis in accordance with generally accepted accounting principles, with a reconciliation with respect to information furnished to members for income tax purposes. We will employ the services of certified public accountants to audit the financial statements to be included in the annual report. We will furnish members with a copy of the annual report within 90 days following the close of the Company's fiscal year. In addition, we will furnish the information specified by Form 10-Q, if this report is to be filed with the Securities and Exchange Commission, to members within 45 days after the close of each fiscal quarter of the Company. Finally, we will furnish a detailed statement of any transactions with any of the managers or their affiliates, and of the fees, commissions, compensation and any other benefits paid, or accrued to, any of the managers or their affiliates for the fiscal year completed. This detailed statement will show the amount paid or accrued to each recipient and the services performed and will be furnished to each member at least on an annual basis. Pursuant to the Operating Agreement of the Company, each member also has a right to review the books and records of the Company based upon a reasonable request.


                             DESCRIPTION OF PROPERTY

   With the proceeds of this offering, we contemplate purchasing the real estate, which consists of 47 acres at the intersection of intersection of 137th and Nall in Leawood, Kansas.

   The real estate is subject to that certain Real Estate Contract, dated January 24, 2000, between L & F Land Company, a Kansas general partnership, and the Church of the Resurrection. The Real Estate Contract lapsed by its terms on April 15, 2000. The Real Estate Contract was reinstated and amended in accordance with the Reinstatement and Amendment of Real Estate Contract, dated June 12, 2000, between L & F Land Company and the Church of the Resurrection. This Real Estate Contract is for the purchase of the real estate. The Real Estate Contract was assigned to COR Development.

   In accordance with the Reinstatement and Amendment of Real Estate Contract, the purchase price for the real estate is to be paid in two installments. The first installment will be in the amount of $4,000,000, which will be paid at the closing of the purchase of the real estate. We contemplate that the closing of the purchase will occur 60 days after the Registration Statement becomes effective. The second installment will be in the amount of the remaining purchase price and is to be paid on January 2, 2001. The obligation of COR Development to pay the second installment will be evidenced by a promissory note issued to L & F Land Company and the promissory note will be secured by a first mortgage on the real estate.

   COR Development proposes to accomplish four purposes with the purchase of the real estate. First, COR Development will develop and sell seven pad sites, two in the year 2001, three pad sites in the year 2002 and two pad sites in the year 2003. Second, COR Development plans that it will develop and build commercial office and retail space and will engage a management company to lease this space. COR Development anticipates that it will have approximately 163,000 square feet of office space and approximately 156,000 square feet of retail space to lease upon completion of the commercial office and retail space. Third, COR Development contemplates that it will donate a total of approximately 15 acres to the Church of the Resurrection for use in the development of its worship and educational facilities. Based upon the current tax laws, the holders of the common units of COR Development may be able to claim a tax deduction for this gift. See "RISK FACTORS - Federal Income Tax Risks." Fourth, COR Development plans on developing the commercial buildings in a manner that provides parking fields that can be utilized by the Church of the Resurrection for its Sunday services and other programs and activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   There have been no transactions between COR Development and any related party other than the issuance of the one common unit to CORnerstone Development and the assignment by the Church of the Resurrection to COR Development of the Real Estate Contract, dated January 24, 2000, between L & F Land Company, a Kansas general partnership, and the Church of the Resurrection. As stated above, the Real Estate Contract lapsed by its terms on April 15, 2000. See "DILUTION" with respect to the issuance of one common unit to CORnerstone Development. The Real Estate Contract was reinstated and amended in accordance with the Reinstatement and Amendment of Real Estate Contract, dated June 12, 2000, between L & F Land Company and the Church of the Resurrection. This Real Estate Contract is for the purchase of the real estate. The Real Estate Contract was assigned to COR Development.

   Although the purposes of COR Development in acquiring the real estate have been stated to include a donation of additional land to the Church of the Resurrection and cross-parking rights, neither the Church of the Resurrection--United Methodist, the Missouri West Annual Conference of the United Methodist Church, the Kansas East Annual Conference of the United Methodist Church nor The United Methodist Church nor any of its related organizations has any obligation to provide financial assistance to COR Development. Furthermore, neither The United Methodist Church, the Missouri West Annual Conference of the United Methodist Church, the Kansas East Annual Conference of the United Methodist Church nor the Church of the
Resurrection--United Methodist nor any of their related organizations will be liable for any obligations of COR Development, including, without limitation, the obligation to make any payment to the holders of the preferred units or common units issued by COR Development.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

   There is currently no public market for the common units or the preferred units. COR Development has not listed nor will it list the units on any national exchange or any other securities markets. Accordingly, there will be no public market for any of the units.

                              FINANCIAL STATEMENTS

   As COR Development was formed on March 24, 2000, there are no historical financial statements for COR Development. COR Development is a startup company in its developmental stage and has no operating history and nominal assets and liabilities, other than the assignment of a real estate contract to buy the real estate. We have not commenced any operations. We have no contingent liabilities and we have no commitments other than the purchase of the real estate if we receive sufficient funds from this offering. The cash available for the operations of COR Development will be derived from this offering and possible loans to be obtained by COR Development for the acquisition of real estate and working capital needs. You should read the section of this prospectus entitled MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION to understand the proposed operations of COR Development.

    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

   There have been no changes in or disagreements with the certified public accountants who have been retained to provide services for COR Development.

                                HOW TO SUBSCRIBE

   All subscriptions must be made by completing a Subscription Agreement. Additional copies of this prospectus and the Subscription Agreement may be obtained by contacting us at the address set forth below. Subscriptions will not be binding on subscribers until accepted by us. SUBSCRIPTIONS WILL NOT BE ACCEPTED UNLESS ACCOMPANIED BY PAYMENT IN FULL OF THE SUBSCRIPTION PRICE. We reserve the right to reject any subscription, in whole or in part, with or without cause, but will inform the subscriber of the reason for such rejection. We will refuse any subscription by sending written notice to the subscriber by personal delivery or first-class mail within ten calendar days after receipt of the subscription, and the subscriber's Subscription Agreement and refund of payment will accompany the notice, together with a statement as to the reason for such rejection. Any Subscription Agreement which is completely and correctly filled out, which is accompanied by proper and full payment and which is physically received at our offices by any of our employees or agents, shall be deemed to have been accepted if it is not refused as provided above within ten business days after such receipt.

   A completed Subscription Agreement and payment in full (made in the manner specified below) of the total subscription price for the number of shares subscribed should be mailed to us at the following address:

                              COR Development, LLC
                                    13720 Roe
                              Leawood, Kansas 66224

   Subscriptions and payment in full also may be delivered in person to our office at 13720 Roe, Leawood, Kansas 66224 between 10:00 a.m. and 5:00 p.m., Monday through Friday. All subscriptions are final and will not be refunded unless the subscription is rejected by us.

   IMPORTANT: PAYMENTS MUST BE MADE IN UNITED STATES FUNDS BY CHECK, BANK DRAFT OR MONEY ORDER PAYABLE TO COR DEVELOPMENT, LLC. FAILURE TO INCLUDE THE FULL SUBSCRIPTION PRICE WITH THE SUBSCRIPTION AGREEMENT WILL RESULT IN OUR RETURN OF THE SUBSCRIPTION.

   We will deliver an effective prospectus to all persons to whom the securities offered hereby are to be sold at least 48 hours prior to the acceptance or confirmation of sale to such persons or we will send such a prospectus to such persons under circumstances that it would normally be received by them 48 hours prior to acceptance or confirmation of the sale. We expect to have multiple closings.

                                  LEGAL MATTERS

   Certain legal matters concerning the validity of the units are being passed upon for us by Craft Fridkin & Rhyne, L.L.C., Kansas City Missouri.

                                     EXPERTS

   There  are  no  financial  statements  contained  in  this  prospectus.   COR
Development has engaged certified public accountants to work with it in its accounting matters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Our Operating Agreement limits the liability of directors to the maximum extent permitted by Kansas law. Kansas law provides that (a) subject to such standards and restrictions, if any, as are set forth in its operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever; and (b) to the extent that a member, manager, officer, employee or agent has been successful on the merits or otherwise or the defenses of any action, suits or proceeding, or in defense of any issue or matter therein, such director, officer, employee or agent shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

   Our Operating Agreement provides that we shall indemnify our managers and may indemnify our other employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Operating Agreement covers at least negligence and gross negligence on the part of indemnified parties. Our Operating Agreement also permits us to secure insurance on behalf of any manager, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Operating Agreement would permit indemnification.

   At present, we are not aware of any pending or threatened litigation or proceeding involving a manager, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

   We are considering maintaining director and officer liability insurance.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our managers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:


Document                                                          EXHIBIT NUMBER
--------                                                          --------------

Registrant's Operating Agreement...................................    3(ii)

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table itemizes the expenses incurred by COR Development, LLC in connection with the issuance and distribution of the Securities being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Registration fee - Securities and Exchange Commission................... $ 4,224
Accounting fees and expenses............................................  10,000
Legal fees and expenses (other than blue sky)...........................  35,000
Blue sky fees and expenses, including legal fees........................  10,000
Printing; unit certificates.............................................  10,000
Transfer agent and registrar fees.......................................     -0-
Consulting fees.........................................................  15,000
Miscellaneous...........................................................  15,776

   Total................................................................$100,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      Date               # of Units               Price per Share              Total Amount                           Buyer
      ----             -------------             ----------------             --------------                         -------
     3/31/00                 1                        $10.00                      $10.00               CORnerstone Development, LLC

-----------------------------------------------------------------------------------------------------------------------------------

ITEM 27.

EXHIBIT
NUMBER            EXHIBIT DESCRIPTION
-------           --------------------
3(i)              Articles of Organization of Registrant*
3(iii)            Operating Agreement of Registrant*
4                 Specimen Unit Certificates of Registrant *
5                 Opinion and Consent of Craft Fridkin & Rhyne, L.L.C. dated
                    October 10, 2000
8                 Opinion re:  tax matters
10.1              Real Estate Contract*
10.2              Reinstatement and Amendment of Real Estate Contract*
10.3              Assignment of Real Estate Contract*
10.4              Form of Subscription Agreement
23                Consent of Craft Fridkin & Rhyne, L.L.C. (to be included
                  in its opinion filed as Exhibit 5 hereto).
24                Power of Attorney (included on signature page).
                  *Previously filed.
--------------------------------------------------------------------------------

ITEM 28. UNDERTAKINGS.

    (a)  The undersigned Registrant hereby undertakes to

         a. File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

             i. Include any prospectus required by Section 10(a) (3) of the Securities Act;

             ii. Reflect  in  the   prospectus   any  facts  or  events   which,
                 individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

             iii.Include any additional or changed  material  information on the plan of distribution.

         b. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to managers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a manager or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such manager or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


    (c) The registrant undertakes to send to each member at least on an annual basis a detailed statement of any transactions with the managers or their affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the managers or their affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed. The registrant undertakes to provide to the members the financial statements required by Form 10-K for the first full fiscal year of operations of the limited liability company.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on October 13, 2000.

                                            COR DEVELOPMENT, L.L.C.
                                            BY:  CORNERSTONE DEVELOPMENT, L.L.C.


                                            BY: /s/ Robert M. Adams
                                                Robert M.  Adams
                                                MANAGER

                               POWER OF ATTORNEY

   Each person whose signature appears below constitutes and appoints ROBERT M. ADAMS , as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

    SIGNATURE                                            TITLE

/s/ Robert M. Adams                      Manager of CORnerstone Development, LLC
Robert M.  Adams                         October 13, 2000
                                         which is the Manager of Registrant

                                  EXHIBIT INDEX
                           FOR REGISTRATION STATEMENT
                             OF COR DEVELOPMENT, LLC
                                  ON FORM SB-2
                                   AMENDMENT 2



EXHIBIT NO.         EXHIBIT DESCRIPTION

    3(i) Articles of Organization of Registrant (submitted with original registration statement)*

    3(iii) Operating Agreement of Registrant (submitted with original registration statement)*

    4               Specimen Unit  Certificates  of Registrant  (submitted  with
                    Amendment 1)*

    5               Opinion and Consent of Craft Fridkin & Rhyne, L.L.C.

    8               Opinion re: tax matters

   10.1 Real Estate Contract (submitted with original registration statement)*

   10.2             Reinstatement   and   Amendment  of  Real  Estate   Contract
                    (submitted with original registration statement)*

   10.3 Assignment of Real Estate Contract (submitted with original registration statement)*

   10.4             Form of Subscription Agreement

   23 Consent of Craft Fridkin & Rhyne, L.L.C. (included in its opinion filed as Exhibit 5 hereto)

   24               Power of Attorney  (included on signature page)



                    * Previously filed